Exhibit 4.1

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Abbey National plc

Abbey House
15th November 2001	Baker Street
London NW1 6XL
Telephone 0870 607 6000
Direct Line 0207 612 4114
Facsimile 0207 612 4472
E-mail KSWoodleyl@cs.com

Lord Burns,
13 North Avenue,	Keith S Woodley FCA
Ealing,	Deputy Chairman
London W13 8AP.

Dear Lord Burns,

I write to confirm the terms of your appointment as non-executive Chairman of the Board of the Company.

1.	Appointment

	(A)	You will be appointed to the Board as Joint Deputy Chairman with effect from 1 December 2001 and as non-executive Chairman with effect from 1 February 2002. In accordance with Corporate Governance practice it is unlikely that your term as Chairman will exceed nine years.

	(B)	Your appointment is subject to the Board renewing your appointment on an annual basis at the first Board meeting following the Company's Annual General Meeting.

2.	Powers and Duties

	(A)	You will regularly commit such time as is necessary to fulfil your role as Chairman, depending on the circumstances and activities of the Group at any particular time. Your role as Chairman will constitute your principal business activity and will take precedence over other commitments when circumstances make this necessary.

	(B)	You will:

(i) comply with all regulations of the Company including, without limitation, dealings in shares and notifications required to be made by a director to the Company or any other regulatory body under the Companies Acts, the Articles or any other regulators of the Company.

(ii) observe the terms and conditions of The City Code on Take-Overs Mergers and UK Listing Rule Stock Exchange regulations; and

The Abbey National Group comprises Abbey National plc and its subsidiary group of companies.
Abbey National plc. Registered office: Abbey House, Baker Street, London, NW1 6XL. Registered number: 2294747. Registered in England.	CPLH 0332 (6/99)

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(iii) comply with the Financial Services Authority Statement of Accountabilities issued to you as a non-executive director and Code of Approved Persons.

3.	Remuneration

With effect from 1 December 2001, the Company will:

Fees:

	(A)	pay you fees of £330,000 for your services per annum or such higher amount as the Company may from time to time determine and notify to you in writing. You will be paid monthly in arrears. Your remuneration will be reviewed on 1 January in each subsequent year. The first review will be 1 January 2003.

Expenses:

	(B)	reimburse you for all reasonable travelling, hotel and incidental expenses which you may incur in performing your duties.

Medical Insurance:

	(C)	contribute 50% of the cost of your membership for you and your wife to participate in the Abbey National Group BUPA Scheme.

4.	Confidentiality

	(A)	Confidential Information:

You shall not, either during the term of your appointment or afterwards:

(i) use to the detriment or prejudice of the Group or divulge or communicate to any person any trade secret or any other confidential information concerning the business or affairs of the Company or the Group (except to employees or directors of the Group whose province it is to know the same) which may have come to your knowledge during the term of your appointment; or

(ii) use for your own purpose or for any purposes other than those of the Group any information or knowledge of a confidential nature which you may from time to time acquire in relation to any member of the Group. This restriction shall cease to apply to any information or knowledge which may come into the public domain (except through your default).

	(B)	Other Appointments or Interests:

You shall not, during the term of your appointment as Chairman:

(i) be or become a chairman or director or employee or agent of any company or enterprise, or

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		(ii)	take on any other external appointment (which for the avoidance of doubt includes the Voluntary Sector or HM Government), or

		(iii)	have or acquire any material financial interest in any company or enterprise which competes with or is likely to compete with any part of the business of the Group without prior writen consent of the Board.

	(C)	Company Papers:

		(i)	You shall promptly whenever requested by the Company and in any event upon your ceasing to be Chairman of the Company deliver up to the Company all correspondence and all other documents, papers and records which may have been prepared by you or have come into your possession as a director of the Company (hereinafter called 'Company Papers'. You shall not retain copies.

		(ii)	Title and copyright in the Company Papers shall vest in the Company at all times.

5.	Termination of Appointment

	(1)	Your appointment shall be

		(A)	terminated by the Board immediately on the earliest of:-

(i) your ceasing to be a director for any reason pursuant to the Articles or any other applicable law; or

(ii) gross misconduct, criminal conviction (other than for a road traffic offence), bankruptcy or loss of Approved Persons Status by the Financial Services Authority; or

(iii) failure to be re-elected on retirement by rotation at any subsequent annual general meeting, at which you are required to retire by rotation; or

		(B)	terminated on 12 months notice given by the Board at any time as the Board shall consider expedient in the circumstances to do so. The Company at its discretion will pay you a sum equivalent to the period of notice given by way of compensation or ask you to serve out the full period of notice.

	(2)	You can terminate your appointment on giving the Company 6 months written notice. You will continue to be paid fees for your services during this notice period.

6.	General:

	(A)	Directors' and Officers' Insurance

The Company has taken out insurance cover for directors' and officers' liabilities. Full details of such cover can be obtained from the Director and Secretary.

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	(B)	Corporate Facilities

You will be provided with an office and the services of a personal secretary at one of the Company's offices and such other additional support (secretarial, technical and travel) as shall be agreed from time to time.

	(C)	Guidance and Regulations

Guidance and details of the way in which you may need to take independent professional advice at the Company's expense are available from the Secretary as well as copies of the various regulations and Codes mentioned in paragraph 2(B) above.

7.	Definitions

Any reference in this letter to:-

the "Articles"	means the Articles of Association from time to time of the Company;

the "Board"	means the Board of Directors from time to time of the Company;

the "Company"	means Abbey National plc

the "Companies Acts"	means every statute from time to time in force concerning companies insofar as it applies to the Company; and

the "Group"	means the Company and any subsidiary or subsidiary undertaking (both as defined in the Companies Act 1985, as amended).

Kindly sign and return the duplicate copy of this letter by way of acceptance of its terms.

Yours sincerely,

Keith Woodley,
Deputy Chairman for Abbey National plc.

I accept the terms of appointment as set out above.